Exhibit 99.1

CVR Energy Announces Pricing of $200 Million

of 9 Percent First Lien Senior Secured Notes

SUGAR LAND, Texas (Dec. 9, 2011) – CVR Energy, Inc. (NYSE: CVI) announced that its wholly-owned subsidiaries, Coffeyville Resources, LLC and Coffeyville Finance Inc., have priced an offering of $200 million aggregate principal amount of 9 percent first lien senior secured notes due 2015. The 9 percent first lien senior secured notes are being sold at an issue price of 105 percent, plus accrued interest from October 1, 2011.

The notes will be guaranteed by each of our subsidiaries that guarantee our ABL Credit Facility and will be secured by (i) a first priority lien on substantially all of our and the guarantors’ assets, other than inventory and accounts that secure our ABL Credit Facility on a first priority basis (the “ABL Priority Collateral”), as well as first priority liens on our capital stock and any capital stock held by us or a guarantor (collectively, the “Note Priority Collateral”), and (ii) a second priority lien on the ABL Priority Collateral, in each case subject to certain exceptions and Permitted Liens.

We intend to use the net proceeds, together with cash on hand, to fund the previously-announced acquisition of Gary-Williams Energy Corporation and pay estimated fees and expenses.

The sale of the notes is expected to be consummated on Dec. 15, 2011, subject to customary closing conditions.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended.

The notes have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

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About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals, and a crude oil gathering system serving central Kansas, Oklahoma, western Missouri and southwest Nebraska. In addition, CVR Energy subsidiaries own a majority interest in and serve as the general partner of CVR Partners, LP, a producer of ammonia and urea ammonium nitrate, or UAN, fertilizers.

For further information, please contact:

Investor Relations:	Media Relations:
Jay Finks CVR Energy, Inc.	Steve Eames CVR Energy, Inc.
281-207-3588	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com